UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Amendment No. 4

                    Under the Securities Exchange Act of 1934



                              Smallcap Fund, Inc.
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                                ----------------
                         (Title of Class of Securities)

                                    831680103
                                 --------------
                                 (CUSIP Number)


Date of Event Requiring Filing:   December 31, 2001


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (10-88)

											Page 1 of 6





											Page 2 of 6
SCHEDULE 13G

CUSIP NO. 831680103
           ---------
- ----------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Deep Discount Advisors, Inc.
- --------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /   /.
                                                            (b) /   /.

- --------------------------------------------------------------------
3.       SEC USE ONLY


- --------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

- -----------------------------------------------------------------
                                 5.       SOLE VOTING POWER

           NUMBER OF					1,718,949
                                 -------- --------------------------------------
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                     			0
                                 -------- --------------------------------------
             EACH                7.       SOLE DISPOSITIVE POWER
           REPORTING
            PERSON					1,718,949
                                 -------- --------------------------------------
             WITH                8.       SHARED DISPOSITIVE POWER

								0
- -------------------------------- -------- ---------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		1,718,949
- ---------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /   /.

- --------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         16.1%
- -------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

		IA
- ------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                                                     Page 3 of 6
SCHEDULE 13G

CUSIP NO. 831680103
           ---------
- ------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Ron Olin Investment Management Company
- -------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /   /.
                                                            (b) /   /.

- ------------------------------------------------------------------
3.       SEC USE ONLY


- -------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         USA

- ------------------------------------------------------------------
                                 5.       SOLE VOTING POWER

           NUMBER OF					1,554,905
            SHARES               6.       SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY					0
                                 -------- -------------------------
             EACH                7.       SOLE DISPOSITIVE POWER
           REPORTING
            PERSON					1,554,905
                                 -------- ----------------------------
             WITH                8.       SHARED DISPOSITIVE POWER

								0
- -------------------------------- -------- --------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		1,554,905
- ---------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /   /.

- ----------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

		14.6%
- --------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

		IA
- --------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!
                                                                     Page 4 of 6



STATEMENT ON SCHEDULE 13G


Item 1(a).                  Name of Issuer:

                            Smallcap Fund, Inc.

Item 1(b).                  Address of Issuer's Principal Executive Offices:

                            885 Third Avenue, Suite 1740
                            New York, NY 10022

Item 2(a).                  Names of Person Filing:

                            Deep Discount Advisors, Inc.

Item 2(b).                  Address of  Principal  Business  Office or, if none,
                            Residence:

                            One West Pack Square, Suite 777
              		    Asheville, NC 28801

Item 2(c).                  Citizenship:

                            USA

Item 2(d).                  Title of Class of Securities:

                            Common Stock

Item 2(e).                  CUSIP Number:

                            831680103

Item 3.                     If  this   statement  is  filed  pursuant  to  Rules
                            13d-1(b), or 13d-2(b), check whether the person filing is a:

                            (a) /  / Broker or Dealer  registered under Section
                                15 of the Act

                            (b) / / Bank as defined  in  section  3(a)(6) of the
                                Act

                            (c) / /  Insurance  Company  as  defined  in section
                                3(a)(19) of the Act

                            (d) / / Investment  Company registered under section
                                8 of the Investment Company Act

                            (e) /x/ Investment  Advisor registered under
                                section 203 of the Investment Advisers Act

											Page 5 of 6


			(f) / / Employee Benefit Plan, Pension Fund which is
                                subject  to  the   provisions  of  the  Employee
                                Retirement Income Security Act of 1974 or Endowment Fund; see (240.13d-1(b)(ii)(F) (Note:
                                See Item 7)


                            (g) / / Parent Holding  Company,  in accordance with
                                (240.13d-1(b)(ii)(G). (Note: See Item 7)

                            (h) /   /   Group,    in   accordance    with   Sec.
                                240.13d-1(b)(ii)(H).


Item 4.  Ownership:

         (a) Amount Beneficially Owned: 3,273,854

         (b) Percent of Class:  30.6%

         (c) Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote: 3,273,854

              (ii) shared power to vote or to direct the vote: 0

              (iii)sole power to dispose or to direct the disposition of:
                    3,273,854

		  (iv) shared power to dispose or to direct the disposition of:
                    0

Item 5.       Ownership of Five Percent or Less of a Class:

              Not Applicable

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

              Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

              Not Applicable

Item 8.       Identification and Classification of Members of the Group:

              Not Applicable

Item 9.       Notice of Dissolution of Group:

              Not Applicable


											Page 6 of 6

Item 10. Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.







Signature


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 2002

                                                 /s/ Ronald G. Olin
                                                 ------------------
                                                 Name: Ronald G. Olin